Exhibit 10.14

                        SHARE SALE AND PURCHASE AGREEMENT

                             dated November 22, 2002

                                between and among

       Hermann Schlosser, Ilse Schlosser, Karen Beck and Rolf Breternitz,

                                   as Sellers,

                   Hohenstaufen Zweihundertsechsundzwanzigste
                           Vermogensverwaltungs GmbH,

                                  as Purchaser,

                                       and

                              Mikron Infrared, Inc.

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                               Table of Contents

                                                                            Page
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Section

1. DEFINITIONS AND INTERPRETATION.............................................2

   1.1 Definitions............................................................2

   1.2 Interpretations........................................................6

2. SALE AND PURCHASE OF THE SHARES............................................8

3. PURCHASE PRICE AND PAYMENT.................................................8

4. CLOSING AND POST-CLOSING..................................................12

5. REPRESENTATIONS AND WARRANTIES OF THE FOUNDERS AND THE OTHER SELLERS......14

   5.1    Power and Authority................................................15

   5.2    Accuracy of Information............................................16

   5.3    Standing of the Companies..........................................16

   5.4    Title to the Shares................................................17

   5.5    Other Subsidiaries, Associations and Branches......................18

   5.6    The Accounts and the Pre-Closing Accounts..........................18

   5.7    Undisclosed Liabilities............................................20

   5.8    Conduct of Business since Accounts Date............................20

   5.9    Dividends..........................................................21

   5.10   Subsidies etc......................................................21

   5.11   Real Property and Other Assets.....................................22

   5.12   Intellectual Property..............................................22

   5.13   Agreements.........................................................23

   5.14   Anti-Competitive Arrangements......................................24

   5.15   No Powers of Attorney..............................................24

   5.16   Insider Contracts..................................................24

   5.17   Marketing Information..............................................24

   5.18   Customers..........................................................25

   5.19   Litigation and Complaints..........................................25

   5.20   Licenses and Compliance with Laws..................................25

   5.21   Employees..........................................................25

   5.22   Environmental......................................................27

   5.23   Insurance..........................................................28

   5.24   No Illegal or Improper Transactions................................29

   5.25   Tax    ............................................................29

   5.26   Brokers ...........................................................30

   5.27   Indebtedness etc between the Sellers and the Companies.............30

   5.28   Acquisition of Mikron Shares for Investment Purposes...............31

6. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER AND MIKRON................32

   6.1    Power and Authority of the Purchaser...............................32

   6.2    Power and Authority of Mikron......................................32

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                               Table of Contents

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   6.3    Consents and Approvals.............................................33

   6.4    Capital Stock......................................................34

   6.5    SEC Filings; Financial Statements..................................34

   6.6    Absence of Undisclosed Liabilities.................................34

   6.7    Absence of Certain Changes or Events...............................35

   6.8    No Litigation......................................................35

7. INDEMNIFICATION - GENERAL.................................................35

   7.1    Breach of the Warranties...........................................35

   7.2    Purchaser Claims...................................................36

   7.3    Several Liability..................................................36

   7.4    Limitation of Liability............................................36

   7.5    Defending Third Party Claims.......................................38

8. TAX INDEMNITY.............................................................39

9. GUARANTEE.................................................................40

10. NOTICES..................................................................40

11. MISCELLANEOUS............................................................41

12. GOVERNING LAW AND DISPUTES...............................................42

Schedules

1        Accounting Principles (previously delivered and deemed annexed hereto)

2        Material Agreements

5.6.1(b) Non-conforming financial statement preparation procedures re: Accounts

5.6.1(d) Unusual, non-recurring items; non-arm's length contracts Re: Accounts

5.6.2(c) Non-conforming financial statement preparation procedures re:
         Pre-Closing Accounts

5.6.2(e) Unusual, non-recurring items; non-arm's length contracts Re:
         Pre-Closing Accounts

5.6.3    Accounts Date Accounts Receivable Aging

5.6.4    Pre-Accounts Date Accounts Receivable Aging

5.65     Payments Re: post-Closing Date services/expenses

5.82(e)  Sales, assignments, transfers, etc. of material assets

5.8.2(j) Material investments in fixed assets

5.8.2(k) Increases in compensation or benefits

5.8.3    Related party payment transactions

5.10 Grants, subsidies and instruments pertaining to the receipt of financial assistance, trade secrets, etc.

5.11.2   Effect of consummation of sale of Shares on Leases

5.11.5   Capital expenditures

5.12.1   Intellectual property infringement claims

5.12.2   Registered intellectual property rights

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                                Table of Contents

5.12.5 Intellectual property rights held by Sellers, Close Relatives and Affiliates

5.13.5   Sole source suppliers; canceled orders and threats to cancel orders

5.15     Powers of attorney

5.16     Insider contracts

5.18     Customers

5.21.1   List of employees

5.21.2   Consulting agreements

5.21.3   Employees giving notice of termination

5.21.4   Commissions and non-salary remuneration

5.21.8   Employee benefit plans

5.21.11  Collective bargaining, shop or similar agreements

5.21.13  Remunerations under Employee Inventions Act

5.23     Insurance

5.25.1   Tax returns and taxes - open items

5.25.3   Tax penalties, fines, interest

5.25.4   Audits

5.27.3   Loan indebtedness owed by the Companies to the Sellers

5.27.4   Guarantees and indemnities

6.4      Mikron securities convertible into or exchangeable for common stock

6.5.2    Exceptions to Mikron's compliance with GAAP in its SEC Documents

Exhibits

A-1     Share Ownership of the Company

A-2     Share Ownership of  IMPAC Systems

A-3     Share Ownership of Infrapoint

B-1     Appreciated Amounts - Schlosser

B-2     Appreciated Amounts - Breternitz

C       Pre-Closing Accounts

D       Redemption Notice

E       Articles of Association of the Companies

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                        SHARE SALE AND PURCHASE AGREEMENT

AMONG

(1) Hermann Schlosser ("Mr. Schlosser") and Ilse Schlosser ("Mrs. Schlosser"), both residing at Kaiser-Friedrich-Promenade, 149, D-61352 Bad Homburg v.d.H., Germany, Karen Beck, residing at Urbanstra(beta)e 41, D-14165 Berlin, Germany ("Mrs. Beck") and Rolf Breternitz, residing at Ludwigstra(beta)e 12A, D-61348 Bad Homburg v.d.H., Germany ("Mr. Breternitz") (each a "Seller" and jointly the "Sellers");

(2) Hohenstaufen Zweihundertsechsundzwanzigste Vermogensverwaltungs GmbH, a limited liability company duly incorporated, organized and validly existing under the laws of Germany, and registered under number HRB 39814 with the Commercial Register of the Lower Court in Cologne, (the "Purchaser"); and

(3) Mikron Infrared, Inc., a company duly incorporated, organized and validly existing in good standing under the laws of the State New Jersey in the United States of America, having its principal office located at 16 Thornton Road, Oakland, New Jersey, USA 07436 ("Mikron").

WHEREAS

A. IMPAC Electronic GmbH, registered under number HRB 23871 with the Commercial Register of the Municipal Court in Frankfurt am Main, (the "Company") is a limited liability company incorporated in Germany, having a registered share capital of DM1,600,000 divided into the shares as set out in Exhibit A-1 (the "IMPAC Shares").

B. IMPAC Systems GmbH, registered under number HRB 18756 with the Commercial Register of the Municipal Court in Dresden ("IMPAC Systems"), is a limited liability company incorporated in Germany, having a registered share capital of (euro)50,000 divided into the shares as set out in Exhibit A-2 (the "IMPAC Systems Shares").

C. infra sensor Spezialpyrometer GmbH, registered under number HRB 2693 with the Commercial Register of the Municipal Court in Magdeburg ("Infra Sensor"), is a limited liability company incorporated in Germany, having a registered share capital of (euro)128,000 (the "Infra Sensor Shares").

D. INFRAPOINT Messtechnik GmbH, registered under number HRB 4635 with the Commercial Register of the Municipal Court in Meiningen ("Infrapoint"), is a limited liability company incorporated in Germany, having a registered share capital of DM100,000 divided into the shares as set out in Exhibit A-3 (the "Infrapoint Shares").

E. IMPAC France, Sarl, registered under number B 382401230 with RCS Strassbourg ("IMPAC France"), is a company incorporated under the laws of France, having an issued share capital of FF150,000, divided into 150 shares of FF1,000 (the "IMPAC France Shares").

F. IMPAC Infrared Ltd., registered under number 03624461 with Company's House Cardiff ("IMPAC Infrared"), is a company incorporated under the laws of the United Kingdom having an issued share capital of (pound)20,000, divided into 2,000 shares of (pound)10 (the "IMPAC Infrared Shares").

G. Mr. Schlosser, Mrs. Schlosser, Mrs. Beck and Mr. Breternitz own all of the IMPAC Shares.

H. The Company owns all of the IMPAC France Shares, all of the IMPAC Infrared Shares and all of the Infra Sensor Shares.

I. The Company and Dr. Christian Schiewe own, respectively, 90% and 10%, of the IMPAC Systems Shares.

J. Mr. Schlosser and Mr. Breternitz own, respectively, 40% and 60% of the Infrapoint Shares.

K. The Companies (as defined below) are engaged in the business of developing, manufacturing and selling non-contact infrared temperature measurement systems, devices and ancillary equipment.

L. The Sellers wish to sell and the Purchaser wishes to purchase all the shares of the Company and Infrapoint owned by the Sellers, as set forth in Exhibits A-1, A-2 and A-3, on the terms and conditions set out in this Agreement.

NOW, THEREFORE, the parties hereto agree as follows:

1.    DEFINITIONS AND INTERPRETATION

1.1   In this Agreement:

      "Accounting Principles" means the accounting principles that have been consistently applied for each of the financial years immediately preceding the applicable Accounts Date for each of the Companies, such principles are set out in the Accounts which were previously delivered to the Purchaser, which are annexed as Schedule 1, and are in accordance with applicable laws and general accepted accounting principles in Germany;

      "Accounts" means collectively, the Companies Balance Sheets as at, and the audited profit and loss statements for the years ended on, the respective Accounts Dates of, each of the Companies, together with the respective auditor's reports and the notes relating to them, copies of all of which have been received by Mikron prior to the date hereof;

      "Accounts Date" means (a) February 28, 2002 with respect to the Company and each of the Subsidiaries, (b) December 31, 2001 with respect to Infra Sensor and IMPAC Systems; and (c) September 30, 2001 with respect to Infrapoint;

      "Affiliate" means, when referring to a person a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned person;


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      "Appreciated Amount" means as of any date of computation, with respect to
      Mr. Schlosser, Mr. Schlosser's Deferred Purchase Price, and with respect to Mr. Breternitz, Mr. Breternitz's Deferred Purchase Price, plus, in each case, the amount accreted thereon from the Closing Date to the relevant date of computation, as provided in Section 3.6.3;

      "Benefit Plan" and "Benefit Plans" have the meanings attributed to such terms in Section 5.21.8;

      "Business Day" means a day (other than a Saturday or Sunday) on which banks are generally open in Frankfurt am Main, Germany for normal business;

      "Cash Balance Adjustment" shall have the meaning attributed to such term in Section 3.4;

      "Change in Control" shall have the meaning attributed to such term in
      Section 3.6.3;

      "Close Relative" means any spouse, former spouse, child, step-child, adopted child, grandchild, parent or spouse's parent; or any child, step-child, adopted child or grandchild of any such person; or any spouse of any of the foregoing, and for the purposes of this definition "spouse" includes de facto spouse or co-habitee;

      "Closing" means closing of the sale and purchase of the Shares in accordance with Section 4;

      "Closing Date" means the date of this Agreement;

      "Closing Date Cash Balances" means the difference between (a) the aggregate amount of cash on deposit in the bank accounts maintained by all of the Companies as of the close of business on the date immediately preceding the Closing Date; and (b) the aggregate amount of all bank loans and bank account overdrafts owed by any of the Companies as of the close of business on the date immediately preceding the Closing Date;

      "Companies" means collectively, the Company, the Subsidiaries, IMPAC Systems and Infrapoint;

      "Companies Balance Sheets" means the audited balance sheets of each of the Companies, in each case as at the respective Accounts Dates of each of the Companies;

      "Company" means IMPAC Electronic GmbH;

      "Compounding Date" shall have the meaning attributed to such term in
      Section 3.6.2;

      "Contingent Payment" has the meaning attributed to such term in Section
      4.4;

      "Deferred Purchase Price" has the meaning attributed to such term in
      Section 3.2.3;

      "Exchange Act" means the United States Securities Exchange Act of 1934, as amended;


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

      "Founders" means Mr. Schlosser and Mr. Breternitz;

      "Governmental Entity" has the meaning attributed to such term in Section 6.3;

      "Initial Payment" means such payment as defined in Section 3.2.1;

      "Intellectual Property Right" means all (i) patents, patent applications, patent disclosures and inventions, (ii) trademarks, service marks, trade dress, trade names, URL's, logos and corporate names and registrations and applications for registration thereof, together with all of the goodwill associated therewith, (iii) copyrights (registered or unregistered) and copyrightable works and registrations and applications for registration thereof, (iv) mask works and registrations and applications for registration thereof, (v) computer software, data, data bases and documentation thereof, (vi) trade secrets and other confidential information (including ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial and marketing plans and customer and supplier lists and information), (vii) other intellectual property rights and (viii) copies and tangible embodiments thereof (in whatever form or medium);

      "Lien" means any right which (a) shall entitle any person to terminate, amend, accelerate or cancel any agreement, option, license or other instrument to which any of the Companies is a party by reason of the occurrence of (i) a violation, breach or default thereunder by any of the Companies; or (ii) an event which with or without notice or lapse of time or both would become a default thereunder; or (b) if exercised by the holder thereof, will (i) entitle such person to accelerate the performance of any obligations or the payment of any sums owed by any of the Companies under any agreement, option, license or other instrument, or (ii) result in any loss of any benefit under, or the creation of any pledges, claims, equities, options, liens, charges, call rights, rights of first refusal, "tag" or "drag" along rights, encumbrances and security interests of any kind or nature whatsoever on any of the property or assets of any of the Companies;

      "Material Adverse Effect" means (i) any fact, event or circumstance that results in or could reasonably be expected to result in an adverse change or effect in the financial condition, assets, liabilities, business, properties, results of operations or business prospects of the Company and/or the Subsidiaries, IMPAC Systems or Infrapoint, considered collectively or individually, which change or effect is material with any other such changes or effects, to the specified entities or entity, or
      (ii) any event, matter, condition or effect which materially impairs the ability of the specified entities or entity to perform on a timely basis their or its obligations under this Agreement or the consummation of the transactions contemplated hereby;

      "Material Agreement" means each agreement listed in Schedule 2;


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      "Maturity Date" means the fifth anniversary of the Closing Date, or such earlier date when the Appreciated Amount shall become due and payable pursuant to Section 3.6.4, 3.6.5 or 3.6.6;

      "Maturity Principal Amount" means with respect to Mr. Schlosser, the amount set forth on Exhibit B-1, and with respect to Mr. Breternitz, the amount set forth on Exhibit B-2;

      "Mikron Common Stock" means the common stock, par value $.003 per share, of Mikron;

      "Mikron Financial Statements" means the financial statements included in the Mikron SEC Documents;

      "Mikron SEC Documents" has the meaning attributed to such term in Section 6.5.1;

      "Mr. Breternitz's Deferred Purchase Price" has the meaning attributed to such term in Section 3.2.3;

      "Mr. Schlosser's Deferred Purchase Price" has the meaning attributed to such term in Section 3.2.2;

      "Parties" means collectively, the Sellers, the Purchaser and Mikron;

      "Payment Designation Notice" has the meaning attributed to such term in
      Section 3.2.2;

      "Payment Date" has the meaning attributed to such term in Section 3.2.1;

      "Person" means a natural person, company, corporation, partnership, association, trust or any unincorporated organization;

      "Pre-Closing Accounts" means the unaudited balance sheet of each of the Companies as at the Pre-Closing Accounts Date, except for IMPAC Infrared, and the unaudited profit and loss report of each of the Companies, except for IMPAC Infrared, for the period between its Accounts Dates and the Pre-Closing Accounts Date, copies of which have been attached hereto as Exhibit C;

      "Pre-Closing Accounts Date" means September 30, 2002;

      "Profit Distributions" means the aggregate amount (before deduction of any withholding taxes) of any distribution of dividends, retained profits or profit reserves which have been authorized by the shareholders of the Company at any time on or after May 1, 2002 with respect to any dividends, retained profits or profit reserves relating to time periods prior to March 1, 2002 and which have been or will be paid by the Company to the Sellers at any time prior to the Closing;

      "Purchase Price" has the meaning attributed to such term in Section 3.1;


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

      "Purchaser Claim" has the meaning attributed to such term in Section 7.3;

      "SEC" means the United States Securities and Exchange Commission;

      "Section 5.27.3 Indebtedness" means the aggregate principal amount of all loan indebtedness, together with all accrued but unpaid interest thereon, owed by any of the Companies to any of the Sellers, as more particularly described on Schedule 5.27.3;

      "Section 3.4 Certificate" has the meaning attributed to such term in
      Section 3.4;

      "Securities Act" means the United States Securities Act of 1933, as amended;

      "Sellers' Representative" means Mr. Hermann Schlosser;

      "Shares" means collectively, all of the IMPAC Shares, all of the Infra Sensor Shares owned by Mr. Breternitz and all of the Infrapoint Shares;

      "Social Security Contributions" mean all payments to be made by any of the Companies under applicable law for health (Krankenversicherung), unemployment (Erwerbslosenversicherung), retirement (Rentenversicherung), disability (Erwerb-sunfahigkeitsversicherung), accident
      (Unfallversicherung), social care (Pflegeversicherung) and any other insurance coverage or benefit scheme;

      "Subsidiaries" means IMPAC France, IMPAC Infrared and Infra Sensor;

      "Tax", "Taxes" and "Taxation" mean (a) income taxes, ad valorem taxes, excise taxes, withholding taxes, stamp taxes or other taxes of or with respect to gross receipts, premiums, real property, personal property, windfall profits, sales, use, transfers, licensing, employment, payroll and franchises imposed by or under any federal, state, local or foreign statute, law, rule or regulation, and such terms shall include any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any such tax or any contest or dispute thereof; (b) liability of any of the Companies or any fiduciary for the payment of any amounts of the type described in clause
      (a) as a result of being a member of an affiliated, combined consolidated or unitary group for any taxable period; and (c) liability of any of the Companies for the payment of any amounts of the type described in clauses
      (a) or (b) as a result of any express or implied obligation to indemnify any other person;

      "Taxation Authority" means any federal, state, local or foreign governmental agency, department or other entity which is authorized by applicable law to assess and collect Taxes;

      "Third Party Claim" has the meaning attributed to such term in Section 7.5; and

      "Warranties" means the warranties and representations set out in Section 5 below.


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

1.2   Interpretation.

      (a) As used in this Agreement and each Schedule hereof and Exhibit hereto, unless the context clearly indicates otherwise:

            (i) words used in the singular include the plural and words in the plural include the singular;

            (ii) reference to any person includes such person's successors and assigns, but only if such successors and assigns are permitted by this Agreement or such other Schedule hereof or Exhibit hereto, and reference to a person in a particular capacity excludes such Person in any other capacity;

            (iii) reference to any gender includes the other gender;

            (iv) whenever the words "include," "includes" or "including" are used in this Agreement or any Schedule hereof or Exhibit hereto, they shall be deemed to be followed by the words "without limitation" or "but not limited to" or words of similar import;

            (v) reference to any Article, Section, Exhibit or Schedule means such Article or Section of, or such Exhibit or Schedule to, this Agreement, as the case may be, and references in any Section or definition to any clause means such clause of such Section or definition;

            (vi) the words "herein," "hereunder," "hereof," "hereto" and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Section or other provision hereof;

            (vii) reference to any agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement;

            (viii) reference to any law (including statutes and ordinances) means such law (including all rules and regulations promulgated thereunder) as amended, modified, codified or reenacted, in whole or in part, and in effect at the time of determining compliance or applicability, and reference to any particular provision of any law shall be interpreted to include any revision of or successor to that provision regardless of how numbered or classified;

            (ix) relative to the determination of any period of time, "from" means "from and including," "to" means "to but excluding" and "through" means "through and including";

            (x) in the event of any conflict between the provisions of the body of this Agreement and the Exhibits or Schedules hereto, the provisions of the body of this Agreement shall control; and


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

            (xi) the titles to Articles and headings of Sections contained in this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of or to affect the meaning or interpretation of this Agreement.

      (b) This Agreement and each of the Schedules hereof and Exhibits hereto were negotiated by the parties with the benefit of legal representation, and no rule of construction or interpretation otherwise requiring this Agreement or any of the Schedules hereof and Exhibits hereto to be construed or interpreted against any party shall apply to any construction or interpretation hereof. Subject to Section 12.4, this Agreement shall be interpreted and construed to the maximum extent possible so as to uphold the enforceability of each of the terms and provisions hereof, it being understood and acknowledged that this Agreement was entered into by the parties after substantial negotiations and with full awareness by the parties of the terms and provisions hereof and the consequences thereof.

      (c) Where a statement in this Agreement (including the schedules) is qualified by the expression "to the best of the Sellers' (or Founders') knowledge" or "so far as the Sellers (or Founders) are aware" or any similar expression shall be deemed to include each of the Seller's or Founder's, as the case may be, actual knowledge and what each of the Sellers or Founders who are active in the daily management of whichever of the Companies is the subject of such statement, should have known after due and careful inquiry of the Managing Director, the members of the Board of Directors and any relevant person(s) involved in the management of the business of each of the respective Companies, such as the controller, the human resources manager and the technology and manufacturing management. Except for statements qualified by a Founder or Seller after due and careful inquiry, in the manner set forth in the first sentence of this subsection, each of the Founders or the Sellers, as the case may be, shall be liable for any erroneous or untrue statement or Warranty that he or she may make in this Agreement (including the schedules), irrespective of whether the error contained therein or the untruth thereof shall have resulted from negligence or intent on the part of such Founder or Seller.

2.    SALE AND PURCHASE OF THE SHARES

2.1 Subject to (i) payment to the Sellers of the portion of the Purchase Price identified under Section 3.2.1 in accordance with the instructions of Seller's Representative pursuant to Section 3.3 below; and (ii) delivery of certificates evidencing the ownership of the Mikron Shares in accordance with Section 3.2.4 below, the Sellers hereby sell and assign and the Purchaser hereby purchases and accepts the assignment of the Shares under the terms of this Agreement.

2.2 The sale of the Shares by the Sellers to the Purchaser shall include all rights of the Sellers thereunder including, but not limited to, all rights to profits, as well as, in particular, profit distribution claims and profit drawing rights pertaining to all time periods commencing on and after March 1, 2002.

3.    PURCHASE PRICE AND PAYMENT


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

3.1   The purchase price for the Shares (the "Purchase Price") shall be

      3.1.1 600,000 unregistered shares of Mikron Common Stock (the "Mikron Shares");

      3.1.2 plus (euro)4,470,000

            (a) increased by the Cash Balance Adjustment in the amount of
            (euro)167,827.34; and

            (b) reduced by the Section 5.27.3 Indebtedness in the amount of
            (euro)952,200.00.

3.2   The Purchase Price shall be paid as follows:

      3.2.1 (euro)3,670,000 plus the Cash Balance Adjustment, and minus the
      Section 5.27.3 Indebtedness, i.e., (euro)2,885,627.34, shall be paid within four calendar days after Closing ("Payment Date") to the Sellers ("Initial Payment");

      3.2.2 (euro)680,000 ("Mr. Schlosser's Deferred Purchase Price") shall be paid to Mr. Schlosser pursuant to the terms, and subject to the conditions set forth in Section 3.6;

      3.2.3 (euro)120,000 ("Mr. Breternitz's Deferred Purchase Price" which, together with Mr. Schlosser's Deferred Purchase Price, is hereinafter referred to as the "Deferred Purchase Price") shall be paid to Mr. Breternitz pursuant to the terms, and subject to the conditions set forth in Section 3.6; and

      3.2.4 certificates evidencing the ownership of the Mikron Shares shall be delivered at Closing to the Sellers or the Sellers' Representative.

3.3   The specific amount to be paid to each of the Sellers pursuant to Section
      3.2.1 and the specific number of Mikron Shares to be issued and delivered to each of the Sellers pursuant to Section 3.2.4 shall be designated by Seller's Representative pursuant to a written notice delivered by him to Purchaser not later than three business days prior to the Closing Date (the "Payment Designation Notice").

3.4 At the Closing, the Sellers shall deliver a certificate of the Sellers' Representative attesting to the aggregate amount of the Closing Date Cash Balances (the "Section 3.4 Certificate"). In the event that the Closing Date Cash Balances shall be, in the aggregate, greater or less than
      (euro)1.00, the Purchase Price shall be increased or decreased, as the case may be, to the extent of the difference thereof (in either case, the "Cash Balance Adjustment").

3.5 Each of the Sellers recognizes and agrees that any and all payments and deliveries made by the Purchaser to the Sellers' Representative and/or pursuant to written instructions received from the Seller's Representative shall be in full discharge of the Purchaser's obligations to each of the Sellers under this Agreement. The Purchaser has no responsibility whatsoever for the allocation of the Purchase Price among the Sellers. However, upon request of Purchaser, the Sellers' Representative shall without undue delay inform the Purchaser upon the allocation of the Initial Payment among the Sellers.

3.6   Terms and Conditions Applicable to the Payment of the Deferred Purchase
      Price

      3.6.1 Purchaser shall pay to Mr. Schlosser and to Mr. Breternitz, and their respective successors, heirs and assigns, in lawful currency of the Federal Republic of Germany, the Appreciated Amount payable to each of them in accordance with the provisions of Section 3.6.2. Unless the provisions of Section 3.6.3 shall be applicable, the Appreciated Amount shall be due and payable only on the Maturity Date and in the Maturity Principal Amount.

      3.6.2 Each of Mr. Schlosser's Deferred Purchase Price and Mr. Breternitz's Deferred Purchase Price shall accrete in value at a yield of 9% per annum, compounded on each December 31 and June 30, commencing December 31, 2002 (each a "Compounding Date"). The Appreciated Amount on each Compounding Date prior to the Maturity Date payable to Mr. Schlosser and to Mr. Breternitz is set forth on Exhibit B-1 and B-2, respectively. The Appreciated Amount on a date other than a Compounding Date is the Appreciated Amount on the immediately preceding Compounding Date (or the Closing Date if the date of computation is prior to the first Compounding
      Date), plus a portion of the difference between the Appreciated Amount as of the immediately preceding Compounding Date and the Appreciated Amount as of the immediately succeeding Compounding Date calculated by multiplying such difference by a fraction the numerator of which is the number of days that have elapsed since the immediately preceding Compounding Date and denominator of which is the number of days from the immediately preceding Compounding Date to the immediately succeeding Compounding Date.

      3.6.3 Each of Mr. Schlosser and Mr. Breternitz shall have the right to require the Purchaser to prepay the Appreciated Amount which shall be due and owing by it pursuant to the terms of this Section 3.6.3 in the event that a "Change in Control" (as hereinafter defined) occurs. The amount which shall be due and payable by the Company in connection with any such prepayment shall equal the Appreciated Amount as of the date selected by the Payee for prepayment (as hereinafter provided). For purposes hereof, a "Change in Control" shall be deemed to occur if: (a) any "person" or "group"(as such terms are defined in the U.S. Securities Exchange Act of 1934, as amended) other than Mikron Infrared, Inc. ("Mikron") or any of its subsidiaries, or a trustee or any fiduciary holding securities under an employee benefit plan of Mikron or any of its subsidiaries, acting singly or in concert with one or more other persons, acquires securities representing 50% or more of the combined voting power of Mikron's then outstanding securities; (b) during any one year period, individuals who at the beginning of such period constitute the Board of Directors of Mikron and any new director whose election by the Board of Directors or nomination for election by Mikron's shareholders was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; (c) the shareholders of Mikron approve a merger or consolidation of Mikron with any other corporation, other than
      (i) a merger or consolidation which would result in the voting securities of Mikron outstanding immediately prior thereto continuing to represent, in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of Mikron, at least 50% of the combined voting power of the voting securities of Mikron or such surviving entity outstanding immediately after such merger or consolidation, or (ii) a merger or consolidation effected to implement a recapitalization of Mikron (or similar transaction) in which no person acquires more than 50% of the combined voting power of Mikron's then outstanding securities; (d) the shareholders approve a plan of complete liquidation of Mikron or an agreement for the sale or disposition by Mikron of all or substantially all of its assets; or (e) Gerald D. Posner shall cease to be a full time employee of Mikron. Each of Mr. Schlosser and Mr. Breternitz may exercise such right by delivery to the Purchaser, within 20 days of his receipt of notice that either a Change in Control or an Event of Default (as hereinafter defined) has occurred, of a redemption notice in the form of Exhibit D hereto specifying the required date of prepayment, which must be at least 10 days after the delivery of such notice to the Purchaser. The amount due and payable by the Purchaser on such specified prepayment date shall be the Appreciated Amount as of such date. The Purchaser, for itself, and on behalf of any successor to the Purchaser by merger, consolidation, operation of law or otherwise, covenants to give each of Messrs. Schlosser and Breternitz written notice of the occurrence of (x) an Event of Default not later than the date when the same shall occur, and
      (y) a Change in Control not later than the date upon which the Purchaser acquires actual notice of the occurrence thereof.

      3.6.4 The Purchaser shall have the right to prepay the Appreciated Amount payable to each of Messrs. Schlosser and Breternitz, in whole, but not in part, at any time at its option, without premium or penalty. The amount due and payable by the Purchaser on the date when such prepayment shall occur shall be the Appreciated Amount as of such date.

      3.6.5 Each of Messrs. Schlosser and Breternitz shall have the right, by notice in writing to the Purchaser, to declare the entire Appreciated Amount to become immediately due and payable (whereupon such amount shall become immediately due and payable) in the event that Mikron pays any cash dividend with respect to its common stock at any time prior to the date upon which the Purchaser's obligations to each of Messrs. Schlosser and Breternitz shall have been fully satisfied (an "Event of Default"). Interest shall not be payable to Messrs. Schlosser and Breternitz except in the case of the failure to pay the Appreciated Amount respectively due to them when due, in which case such Appreciated Amount shall thereafter bear interest at the rate of 9% per annum until paid in full.

      3.6.6 Anything elsewhere contained in this Agreement to the contrary notwithstanding, the Appreciated Amount shall, without demand, notice or legal process of any kind, be declared and shall become immediately due and payable upon the occurrence of any of the following events (each a "Bankruptcy Event"): (i) the entry of a decree or order by a court or agency or supervisory authority having jurisdiction in the premises for the appointment of a conservator, receiver, trustee, or liquidator for the Purchaser or Mikron in any bankruptcy, insolvency, readjustment of debt, marshalling of assets and liabilities, or similar decree or order unstayed and in effect for a period of thirty (30) consecutive days; (ii) the consent by the Purchaser or Mikron to the appointment of a trustee, conservator, receiver, or liquidator in any bankruptcy, insolvency, readjustment of debt, marshalling of assets and liabilities, or similar proceedings of or relating to the Purchaser and involving substantially all of its property; or (iii) the Purchaser or Mikron shall admit in writing its inability to pay its debts generally as they become due, file a petition under any applicable bankruptcy, insolvency, or reorganization statute, make an assignment for the benefit of its creditors, or voluntarily suspend payment of its obligations.

      3.6.7 If payment of the Appreciated Amount is accelerated upon the occurrence of an Event of Default or a Bankruptcy Event, the amount immediately due and payable in such event shall equal the Appreciated Amount as of such date of acceleration. The Purchaser hereby promises to pay all costs and expenses, including reasonable attorneys fees and expenses, incurred in the collection of the Appreciated Amount and enforcement of the rights of Messrs. Schlosser and Breternitz with respect thereto.

      3.6.8 Except to the extent otherwise provided in Section 7.4.1, all payments hereunder shall be made without set-off, defense, deduction, counterclaim or withholding on account of taxes, levies, duties or any other reason whatsoever.

3.7 In the case of default with respect to the payment of the portion of the Purchase price identified in Section 3.2.1 the Purchaser shall pay interest thereon at a rate of 8% p.a. above the base rate according to ss.247 of the German Civil Code from Closing Date on.

3.8 For a period of ten calendar days after the Payment Date the Sellers will refrain from exercising any statutory or contractual right to rescind this Agreement by reason of non-payment of the Initial Payment.

4.    CLOSING AND POST-CLOSING

4.1 Closing shall take place on the Closing Date at such place as the Parties shall mutually agree upon. All actions taken at the Closing shall be deemed to have been taken simultaneously at the time the last of any such actions is taken or completed.

4.2   At Closing the Sellers shall

      4.2.1 deliver to the Purchaser a certificate executed by the Seller's Representative confirming the following:

            (a) Each of the representations and warranties of the Founders and the other Sellers contained in Section 5 is true, correct and complete on and as of the Closing Date.

            (b) All covenants, agreements and conditions contained in this Agreement to be performed or complied with by the Companies and the Sellers on or prior to the Closing Date have been performed or complied with.

            (c) On or prior to the Closing Date, all filings, registrations, approvals, notifications etc required by applicable laws in connection with the transfer of the Shares to the Purchaser, and the consummation of the transactions contemplated by this Agreement have been duly obtained by the Companies and the Sellers and shall be effective on and as of the date of the Initial Payment.

            (d) No Profit Distributions are due and owing by any of the Companies to any Person.

            (e) There has not occurred between the Accounts Date and the Closing Date (i) any Material Adverse Effect upon the assets, business, operations, employee relations, customer or supplier relations, operating results, prospects or condition (financial or otherwise) of the Companies taken as a whole and (ii) any material adverse Federal or state legislative or regulatory change affecting the respective businesses, products or services of the Companies taken as a whole.

            (f) All conditions precedent to the assignment of the Shares, have been fulfilled, and that the assignment of all of the Sellers' respective rights, titles and interests in the Shares therewith will become legally effective on and as of the date of the Initial Payment.

            (g) Certificates evidencing the ownership of the Mikron Shares have been delivered in accordance with Section 3.2.4.

4.2A Within three calendar days after receipt of the Initial Payment Sellers' Representative shall send a confirmation of such receipt to Mikron.

4.3   At the Closing Purchaser and/or Mikron, as the case may be, shall

      4.3.1 deliver to the Sellers a certificate confirming that

            (a) each of the representations and warranties of the Purchaser and Mikron contained in Section 6 is true, correct and complete on and as of the Closing Date, and all covenants, agreements and conditions contained in this Agreement to be performed or complied with by the Purchaser and Mikron on or prior to the Closing Date have been performed or complied with.

            (b) on or prior to the Closing Date, any authorizations, consents, approvals or permits of any Governmental Entity that are required by law in connection with the lawful issuance of the Mikron Shares, and the consummation of the transactions contemplated by this Agreement have been duly obtained by the Purchaser and/or Mikron and are effective on and as of the Closing Date.

            (c) Mikron has taken all actions under all applicable U.S. securities laws necessary to consummate the issuance of the Mikron Shares to the Sellers.

            (d) Mikron has received loan proceeds in the aggregate principal amount of US$500,000 from Messrs. Gerald D. Posner and Dennis Stoneman which shall be repayable pursuant to capital appreciation notes containing substantially the same terms and conditions set forth in Section 3.6.

      4.3.2 Upon receipt of the certificate described in Section 4.2.1, pay to the Sellers the amount required to be paid pursuant to Section 3.2.1 by wire transfer to the accounts of the Sellers identified in the Payment Designation Notice, and shall deliver to the Sellers certificates evidencing Sellers' ownership of the Mikron Shares in the denominations set forth in the Payment Designation Notice, as full consideration for the Shares, subject to Purchaser's post-Closing right to set-off, pursuant to Section 387 of the German Civil Code, such amount or amounts as may be due and payable by any of the Sellers pursuant to
      Article 7 and/or 8 hereof against the Deferred Purchase price, and the Sellers' rights to receive the Contingent Payment pursuant to Section 4.4.

4.4 In the event that the Company receives from the German fiscal authorities a tax refund with respect to the Profit Distributions, the Purchaser shall pay to the Sellers the amount of such refund (the "Contingent Payment") not later than 15 business days after the date on which such refund payment is received by the Company.

4.5 Upon Closing, Mr. Schlosser hereby sells and transfers and the Purchaser hereby purchases and accepts the transfer of each of the loans comprising the Section 5.27.3 Indebtedness from the respective lenders who made such loans. The purchase price to be paid with respect to each of such loans shall be the principal amount thereof, i.e., (euro)952,200.00. Such purchase price shall be paid together and at the same time as the Initial Payment; Sections 3.2.1, 3.7, 3.8 and 4.2A shall apply accordingly. In the event that any bank who, by reason of its provision of financing to Purchaser and/or Mikron with respect to the consummation of the transactions contemplated herein and hereby, requires Purchaser to subordinate its rights with respect to any of the loans comprising the
      Section 5.27.3 Indebtedness that it shall be purchasing pursuant to this
      Section 4.5, Purchaser shall execute and deliver such subordination agreements as such bank or banks shall reasonably require.

4.6 At the Closing and from time to time thereafter, the Sellers shall, at no additional cost to the Purchaser, execute such additional instruments and take such other actions as Purchaser may request in order to effectively sell, transfer and assign the Shares to Purchaser and confirm Purchaser's title thereto.

4.7 With a view to making available to the Sellers the benefits of certain rules and regulations of the SEC which may permit the sale of the Mikron Shares to the public without registration, Mikron agrees to use its best efforts to: (a) make and keep public information available, as and when required of Mikron under U.S. securities laws; (b) file with the SEC, in a timely manner at its sole cost and expense, all reports and other documents, when and as required of Mikron under the Exchange Act; and (c) comply at all times in all material respects with all applicable criteria, requirements and rules imposed by the NASDAQ SmallCap Market, or any successor thereof, or any national or regional stock exchange upon which the Common Stock may, in the future, become listed for trading.

5.    REPRESENTATIONS AND WARRANTIES OF THE FOUNDERS AND THE OTHER SELLERS

      Subject to Article 7 below, each of the Founders severally, but not jointly, gives all of the following representations and warranties to the Purchaser as of the Closing Date. Subject to Article 7 below, each of the Sellers who is not a Founder severally, but not jointly, gives to the Purchaser only the representations and warranties contained in Section 5.1 (Power and Authority), 5.3 (Standing of the Companies), 5.4 (Title to the Shares) and 5.28 (Acquisition of Mikron Shares for Investment Purposes) which are correct as of the Closing Date.

      In entering into this Agreement, Purchaser and Mikron are relying upon the correctness of the representations and warranties as defined in Section 434 para 1 sentence 1 German Civil Code ("Beschaffenheitsangaben" as defined in ss. 434 Absatz 1 Satz 1 BGB) made by the Sellers and Founders below. The parties to this Agreement agree that the representations and warranties contained in this Article 5 are not given as "Garantien" in the meaning of Sections 444 Alt 2 and 443 of the German Civil Code and that none of Sellers' and Founders' respective statements in public, especially advertisement ("Werbung"), in the meaning of Sections 443 para. 1 and 434 para 1 sentence 3 of the German Civil Code shall be interpreted as representation or warranty. The Founders, as partial debtors (Teilschuldner), shall be liable for these representations and warranties being correct both as of the Closing Date. The Founders, the Purchaser and Mikron acknowledge and agree that the representations and warranties contained in this Section 5 and the legal consequences which will result pursuant to Article 7 below if any of such representations and warranties shall not be correct or shall not be complied with are homogeneous with, and an inseparable part of, this Agreement.

      In entering into this Agreement, Purchaser and Mikron are relying upon the correctness of the representations and warranties made by the Sellers who are not Founders to Purchaser and Mikron pursuant to Sections 5.1 (Power and Authority), 5.3 (Standing of the Companies), 5.4 (Title to the Shares) and 5.28 (Acquisition of Mikron Shares for Investment Purposes). The Sellers who are not Founders shall be liable, as partial debtors (Teilschuldner), for these representations and warranties being correct as of the Closing Date. The Sellers who are not Founders, Purchaser and Mikron acknowledge and agree that the representations and warranties set forth in Section 5.1, 5.3, 5.4 and 5.28 and the legal consequences which will result pursuant to Article 7 below if any of such representations and warranties shall not be correct or shall not be complied with are homogeneous with, and an inseparable part of, this Agreement.

      No representations and/or warranties other than those expressly given in this Article 5 are given by the Sellers and/or the Founders. Section 434 para 1 sentences 2 and 3 German Civil Code shall not apply.

      In the event that more than one of the Founders and/or the Sellers are liable for one and the same violation or incorrectness of any of the Warranties, the individual share of the aggregate liability which shall be owed by each of the affected Founders and/or Sellers shall be equivalent to the percentage of the Purchase Price that he or she shall receive hereunder.

5.1   Power and Authority

      5.1.1 The Sellers have full power and authority to sell, transfer and deliver to the Purchaser the Shares respectively owned by each of the Sellers and to perform all other undertakings hereunder and the execution and performance of this Agreement.

      5.1.2 Assuming all filings, registrations, approvals, notifications etc required by applicable laws are made, the execution of this Agreement by the Sellers, the assignment of the Shares to the Purchaser and the Closing of the transactions contemplated hereby:

            (a) will not violate any provision of the respective articles of association of any of the Companies;

            (b) will not violate any statute, rule, regulation, order, award, judgment, injunction or decree of any public body or authority by which the Sellers or any of the Companies or any of their properties or assets is bound;

            (c) will not result in a violation or breach of, or constitute a default under, any license, franchise, permit, indenture, agreement or other instrument to which any of the Sellers or any of the Companies is a party, or by which any of the Sellers or any of the Companies is bound; and

            (d) will not result in the creation or imposition of any Lien, charge or encumbrance of any nature on any of the properties or assets of the Companies.

      5.1.3 Except for Mr. Breternitz's 90% ownership of the Kleiber business and his 76% interest in MESELA which acts as a supplier and as a distributor in East Germany for the Companies and which ownership and shareholding are known to the Purchaser and to Mikron, none of the Sellers owns, directly or indirectly, any interest in, or is employed by, any entity that engages in any business activity that competes directly or indirectly with any of the business activities conducted by the Companies.

5.2   Accuracy of Information

      5.2.1 All information supplied in writing by the Companies, the Sellers or their agents to the Purchaser or its agents is in all material respects correct and not misleading in any material respect. To the best of the Founders' knowledge and information, such written information does not contain any misrepresentation of, and does not omit to state, any material fact regarding the matters set forth therein.

      5.2.2 The particulars relating to the Companies and their respective businesses, properties and assets set out in this Agreement, including the recitals and the schedules to this Agreement, are correct in all material respects.

5.3   Standing of the Companies

      5.3.1 Each of the Companies (except IMPAC France and IMPAC Infrared) is duly incorporated, registered and organized, and validly existing under the laws of Germany and has the corporate power to own its respective properties and carry on its respective business as and where its business is now conducted.

      5.3.2 IMPAC France is duly incorporated, registered and organized, and validly existing under the laws of France and has the corporate power to own its property and carry on its respective business as and where its business is now conducted.

      5.3.3 IMPAC Infrared is duly incorporated, registered and organized, and validly existing under the laws of the United Kingdom and has the corporate power to own its property and carry on its respective business as and where its business is now conducted.

      5.3.4 All returns, resolutions, minutes, annual reports and other documents which the Companies are required by law or regulations to file with or deliver to the respective governmental authorities having jurisdiction over them have been correctly prepared and duly filed or delivered.

      5.3.5 The articles of association (or the similar organizational documents) of the Companies, as listed in Exhibit E, are in full force and effect in compliance with applicable laws.

      5.3.6 The respective share registers and other statutory books and registers of IMPAC France and IMPAC Infrared are complete, properly kept and in their possession.

5.4   Title to the Shares

      5.4.1 Each of the Sellers has good and marketable title to the Shares he or she respectively owns, free and clear of all Liens, encumbrances, claims, options and restrictions of every kind.

      5.4.2 The Shares respectively owned by each of the Sellers as sold under this Agreement represent together one hundred per cent (100%) of the registered share capital of the Company and Infrapoint. The Shares have been validly issued and are fully paid and non-assessable. No repayments of share capital of the Company or Infrapoint has been made to any of the Sellers and no contribution obligation (Nachschu(beta)verpflichtung) exists with regard to the shares held by any of the Sellers in the Company or Infrapoint. There are no outstanding obligations, warrants, options, pre-emptive rights or other agreements to which any of the Sellers or any of the Companies is a party or otherwise bound, providing for the issuance of any additional shares, warrants, options or other securities, or for the purchase, repurchase, redemption or other acquisition of the Shares, except for this Agreement.

      5.4.3 The Company is the owner of one hundred per cent (100%) of the registered share capital of each of the Subsidiaries; and ninety percent (90%) of the registered share capital of IMPAC Systems. The shares of the Subsidiaries and IMPAC Systems issued to the Company have been validly issued and are fully paid and non-assessable. No repayments of share capital of any of the Subsidiaries or IMPAC Systems have been made to the Company and no contribution obligations (Nachschlu(beta)verpflichtungen) exist with regard to the shares held by the Company in any of the Subsidiaries and/or IMPAC Systems.

      5.4.4 There is no pledge, Lien or other form of security or encumbrance on, over or affecting any of the Shares or of any of the shares in the Subsidiaries, nor is there any commitment to give or create any of the foregoing.

      5.4.5 There are no voting agreements or other shareholder agreements with respect to the Sellers or the shares or ownership of any of the Companies.

5.5   Other Subsidiaries, Associations and Branches

      5.5.1 The Companies do not own, and have not agreed to acquire, any securities of any other corporation (whether incorporated in Germany or elsewhere), or any other entity or business association of whatever kind other than the Subsidiaries and IMPAC Systems.

      5.5.2 The Companies have outside of Germany no branch or permanent establishment other than the Subsidiaries.

5.6   The Accounts and the Pre-Closing Accounts

      5.6.1 The Accounts:

            (a) have been prepared in accordance with the Accounting Principles and applicable laws and regulations, and give a true and fair view of the financial condition of the Companies, individually, or on a consolidated basis, as the case may be, as at their respective Accounts Date and of the profit or loss of each of the Companies for the one year periods ending on their respective Accounts Dates;

            (b) have been prepared on bases consistent with the bases employed in the Companies' accounts for each of the three immediately preceding fiscal years, except as disclosed in Schedule 5.6.1(b);

            (c) contain either provisions adequate to cover, or full particulars in notes of, all Taxation and other liabilities and capital commitments (whether quantified, contingent or otherwise) of the Companies, individually, or on a consolidated basis, as the case may be, as at their respective Accounts Dates; and

            (d) are not affected by any unusual or non-recurring items or by any contract or arrangement which is not of arm's length nature, except as set out in Schedule 5.6.1(d).

      5.6.2 The Pre-Closing Accounts:

            (a) have been included in Exhibit C;

            (b) have been prepared in accordance with the Accounting Principles and applicable laws and regulations, with the exception, however, that no physical inventory was taken, and give a true and fair view of the financial condition of the Companies, individually, as at the Pre-Closing Accounts Date and of the profit or loss of each of the Companies for the periods commencing on the date immediately following their respective Accounts Dates and ending on the Pre-

            Closing Accounts Date;

            (c) have been prepared on bases consistent with the bases employed in the Companies' accounts for each of the three immediately preceding fiscal years, except as disclosed in Schedule 5.6.2(c);

            (d) contain either provisions adequate to cover, or full particulars in notes of, all Taxation and other liabilities and capital commitments (whether quantified, contingent or otherwise) of the Companies, individually as at the Pre-Closing Accounts Date; and

            (e) are not affected by any unusual or non-recurring items or by any contract or arrangement which is not of arm's length nature, except as shall be set out in Schedule 5.6.2(e).

      5.6.3 Schedule 5.6.3 is a true, correct and complete listing and aging of each of the Companies' respective accounts receivable in excess of(euro)5,000 as of their respective Accounts Dates determined in accordance with the Accounting Principles consistently applied and determined in a manner consistent with the presentation in the Accounts. All of such accounts receivable have arisen in bona fide arm's length transactions in the ordinary course of business and are valid and binding obligations of the account debtors. The Founders do not know of any circumstances that would make them believe that such accounts receivable are not collectible in full in the ordinary course of business within 180 days of the relevant invoice date, except to the extent that reserves for doubtful accounts have been established by the Companies and are set forth on Schedule 5.6.3. The reserves for doubtful accounts established by the Companies and reflected on Schedule 5.6.3 have been determined in accordance with the Accounting Principles consistently applied and are consistent with the presentation in the Accounts, it being understood that in no event shall the reserve exceed 12.5% of the total face amount of the receivables.

      5.6.4 Schedule 5.6.4 sets forth a true, correct and complete listing and aging of each of the Companies' respective accounts receivable in excess of(euro)5,000 as of the Pre-Closing Accounts Date determined in accordance with the Accounting Principles consistently applied and determined in a manner consistent with the presentation in the Accounts. All of such accounts receivable shall have arisen in bona fide arm's length transactions in the ordinary course of business and shall be valid and binding obligations of the account debtors. The Founders do not know of any circumstances that would make them believe that such accounts receivable shall not be collectible in full in the ordinary course of business within 180 days of the relevant invoice date, except to the extent that reserves for doubtful accounts shall have been established by the Companies in the Pre-Closing Accounts and shall be set forth on
      Schedule 5.6.4. The reserves for doubtful accounts established by the Companies that shall be reflected in the Pre-Closing Accounts and on
      Schedule 5.6.4 shall be determined in accordance with the Accounting Principles consistently applied and shall be consistent with the presentation in the Accounts, it being understood that in no event shall the reserve exceed 12.5% of the total face amount of the receivables.

      5.6.5 Any payments (in the form of retainers or otherwise) from, the customers or potential customers of any of the Companies for services to be rendered or for expenses to be incurred subsequent to the Closing Date are set forth on Schedule 5.6.5 and have been recognized consistent with previously applied principles in the books of the Companies.

5.7   Undisclosed Liabilities

      As of the Closing Date, the Companies will not have, any debts, liabilities or obligations of any nature (whether accrued, absolute, contingent, direct, indirect, unliquidated or otherwise and whether due or to become due) arising out of transactions entered into on or prior to the Closing Date, or any transaction, series of transactions, action or inaction occurring on or prior to the Closing Date, or any state of facts or condition existing on or prior to the Closing Date (regardless of when such liability or obligation is asserted), except for (a) liabilities and obligations under agreements, contracts, leases or commitments disclosed in this Agreement or in a Schedule hereof (none of which relates to any breach of contract, breach of warranty, tort, injury caused to another, infringement, claim, lawsuit or violation of law or the allegation or claim thereof), and (b) liabilities and obligations arising in the ordinary course of business since the respective Accounts Dates of each of the Companies, consistent in form and amount with past practice, none of which liabilities or obligations, individually or in the aggregate, would have, individually or in the aggregate, a Material Adverse Effect. None of the Companies is under any obligation, contingent or otherwise, to refund or rebate any amounts paid or payable to any of them for services rendered prior to the date hereof, except for the rebate entitlements of certain customers as disclosed on Schedule 2, and for such matters for which warranty accruals shall have been established and included in the Pre-Closing Accounts.

5.8   Conduct of Business since Accounts Date

      5.8.1 The activities of the Companies during the periods from each of their respective Accounts Dates through the Closing Date have been conducted in a normal and proper manner and with a view to maintaining the Companies as going concerns.

      5.8.2 There has not been, arisen or occurred, during the periods between the respective Accounts Dates of each of the Companies and the Closing Date in respect of the Companies:

            (a) any change in their respective financial conditions or in the operations of their respective businesses which would have a Material Adverse Effect;

            (b) any amendment or termination of, or any agreement to amend or terminate, any material agreement;

            (c) any material obligations or liabilities incurred;

            (d) any waiver of any debts, claims or rights;

            (e) any sale, assignment, transfer, lease or other disposal of any material assets, other than as disclosed in Schedule 5.8.2(e);

            (f) any ex gratia payments or promises to any employee, other than year-end bonuses for the most recently completed fiscal year, respectively, of each of the Companies;

            (g) any loan or advance to any party in excess of (euro)10,000;

            (h) any change of accounting methods, principles or practices, except as disclosed in Schedule 5.6.1(b) and 5.6.2(c);

            (i) any change in manner or methods of paying creditors;

            (j) any material investments in fixed assets, other than as disclosed in Schedule 5.8.2(j); or

            (k) any increase in compensation or benefits or introduction of new benefits to any of the Sellers or any director, officer or employee of the Companies, other than as disclosed in Schedule 5.8.2(k).

      5.8.3 Full details of (a) all transactions since the respective Accounts Dates of each of the Companies between any of the Companies and each of the Sellers (or any person related, affiliated or in any other way connected with either of the Sellers); and (b) all payments by any of the Companies to the Sellers (or any Close Relative or affiliate of the Sellers) since the respective Accounts Dates of each of the Companies, are set out in Schedule 5.8.3.

5.9   Dividends

      Except (i) as set out in the Accounts and the minutes from the Companies' respective general shareholders' meetings; (ii) for the dividend distribution authorized by the Company's shareholders on February 26, 2002; and (iii) for the Profit Distributions, none of the Companies has declared, since the respective Accounts Dates of each of the Companies, any dividends or made any other distributions of profits or assets to their respective shareholders. Except for such shareholders' resolutions as may be necessary to authorize the Companies to make the Profit Distributions, no shareholders' resolutions concerning profit distributions have been adopted for any of the Companies. All Profit Distributions, dividends or other distributions of profits or assets declared, made or paid by any of the Companies have been declared made and paid in accordance with applicable laws and their respective articles of association.

5.10  Subsidies etc.

      Other than as disclosed on Schedule 5.10, the Companies are not, as of the Closing Date, subject to any arrangement for receipt or repayment of any grant, subsidy or financial assistance from any government department or other body.

5.11  Real Property and Other Assets

      5.11.1 The Companies do not own any real property.

      5.11.2 The Company has provided or made available to Purchaser all leases for all real property leased by any of the Companies, as lessor or lessee (the "Properties"), as of the date hereof (the "Leases"). All such Leases are valid and binding in accordance with their respective terms and none of the Companies is in default in any respect under any Lease, except for such instances of default thereunder that would not individually or in the aggregate result in a Material Adverse Effect. Except as set forth in
      Schedule 5.11.2, the execution of this Agreement and the consummation of the transactions contemplated hereby, do not and will not result in a breach or violation of, or constitute a default or an event that, with the passage of time or the giving of notice, or both, would constitute a default, give rise to a right of termination, material modification (including as to the amount, timing or nature of lease payments), cancellation or acceleration or require the consent or approval of any party (other than one or more of the Companies (as applicable)) under any Lease

      5.11.3 The Companies have good and marketable title or rights as lessees to all personal, mixed, tangible and intangible property of any kind or nature owned or used by the Companies, and the Companies own each of the assets reflected in the Accounts, in each case, except to the extent otherwise disclosed in the Accounts or the schedules to this Agreement, free and clear of all Liens, claims and encumbrances. The assets and properties owned or leased by the Companies are, as at the Closing Date, sufficient to operate and conduct the respective businesses of the Companies in a manner consistent with at least the same standards of quality and reliability as have been achieved as of the date hereof.

      5.11.4 Machinery, equipment and other tangible assets owned by the Companies are in fair or good operating condition and repair, reasonable wear and tear excepted, are usable in the ordinary course of business and are adequate and suitable for the uses to which they are being put. None of such items requires any repairs or replacement except for maintenance in the ordinary course of business or such other repairs or replacements which are not material, individually or in the aggregate, in nature or cost. All such assets and property are located at the Properties.

      5.11.5 Except as set forth in Schedule 5.11.5, none of the Companies is contemplating, or is obligated to make any capital expenditures other than
      (a) in the ordinary course of their respective businesses; and (b) in amounts which in the aggregate, will not exceed (euro)20,000 for any of the Companies.

5.12  Intellectual Property

      5.12.1 To the best knowledge of the Founders and except as set forth in
      Schedule 5.12.1, the activities of the Companies (or of any licensee under any license granted by the Companies) do not infringe or are not likely to infringe on any Intellectual Property Rights of any third party and no claim has been made, has been threatened, or is likely to be made or threatened, against any of the Companies or any such licensee in respect of such infringement.

      5.12.2 Details of all registered Intellectual Property Rights (including applications to register the same) and all commercially significant unregistered Intellectual Property Rights owned or used by the Companies are set out in Schedule 5.12.2.

      5.12.3 The Companies use in their respective businesses no Intellectual Property Rights, other than the Intellectual Property Rights identified on Schedules 5.12.1 and 5.12.2, and are under no obligation to pay license fees or royalties for any Intellectual Property Rights other than those identified on said Schedules. The Companies do not carry on business under any names other than their respective corporate names.

      5.12.4 The Companies' abilities to use the Intellectual Property Rights used by them at the date of this Agreement will not be affected by the transactions contemplated hereby.

      5.12.5 Neither the Sellers nor any Close Relatives or affiliates of the Sellers, or any third party other than as disclosed in Schedule 5.12.5, have any rights to any Intellectual Property Rights used by any of the Companies.

      5.12.6 None of the Sellers holds any Intellectual Property Rights which are, or could be, used by any of the Companies or has any claim for compensation for such Intellectual Property Right.

5.13  Agreements

      5.13.1 None of the Companies is party to any contract, agreement, arrangement or obligation of material importance to its respective businesses, other than the Material Agreements listed in Schedule 2. Each Material Agreement is valid and in full force and effect and has been disclosed in full to the Purchaser.

      5.13.2 Except for the request received from Optrotherm GmbH to renegotiate the co-operation agreement of 1993 and the framework agreement of May 18, 1995, which is likely to result in a termination of the co-operation agreement with Optrotherm (see Schedule 5.19.1), the Companies have neither received nor given notice of termination of any Material Agreement. No party to any Material Agreement has the right to terminate or modify its obligations as a result of the transactions contemplated by this Agreement.

      5.13.3 Neither the Companies, nor the other parties to the Material Agreements are in material default under or in breach of any Material Agreement.

      5.13.4 Except to the extent set forth in Schedule 2, none of the Companies is party to any contract, agreement, arrangement or obligation which was not entered into in the ordinary course of their respective businesses, or any agreement or arrangement which restricts the Companies' freedom to carry on any business in any part of the world in such manner as they deem to be fit.

      5.13.5 None of the Companies has since March 1, 2002 received any material complaints concerning products and/or services resulting in each individual case in a cost or other charge for any of the Companies exceeding (euro)1000. Except as set out in Schedule 5.13.5, none of the Companies' customers has since January 1, 2002 threatened or to the best of the Founders' knowledge attempted to cancel or reduce any material purchases from any of the Companies. None of the Companies' suppliers has since January 1, 2002 canceled or reduced or to the knowledge of the Founders is currently attempting to cancel or reduce the supply of products or services to any of the Companies. None of the Companies' suppliers, with the exception (a) of public utility suppliers; (b) suppliers of sensors; and (c) Optrotherm GmbH, as disclosed in Schedule 5.13.5, is the sole source of supply without any other available source of supply preventing the Companies to obtain at substantially equivalent terms and conditions a source of supply of products or services.

5.14  Anti-Competitive Arrangements

      5.14.1 The Companies are not, nor have they been, since the respective dates of registration of each of the Companies, parties to any agreement, arrangement, concerted practice or course of conduct which:

            (a) infringes any law, legislation or regulation (civil or criminal) relating to competition, restrictive trade practices, anti-trust, monopolies, merger control, fair trading, restraint of trade, pricing, anti-dumping or free movement of goods and services in any jurisdiction in which the Companies carry on business or have assets or sales; or

            (b) is void or unenforceable (whether in whole or in part) or may render any of the Companies liable to proceedings under any such law, legislation or regulation as is referred to in subparagraph (a) above.

5.15  No Powers of Attorney

      Except for the signatory powers for their respective bank accounts and the general powers of representation granted to several managerial clerks (Prokura) as disclosed in Schedule 5.15, none of the Companies has granted any power of attorney or similar authority which remains in force as of the date of this Agreement.

5.16  Insider Contracts

      Except for the matters set forth on Schedule 5.16, the Companies are not parties to any contract or arrangement in which any of the Founders or any Close Relatives of the Founders is interested, directly or indirectly.

5.17  Marketing Information

      The marketing materials produced by or on behalf of the Companies is not subject to any restriction which materially and adversely affects the Companies' respective abilities to use such information for the purpose of their respective businesses.

5.18  Customers

      Schedule 5.18 is a complete anonymous list by volume of billings during the period between April 1, 2001 and March 31, 2002 to the 10 largest customers of the Companies considered on an aggregate basis. Except as set forth on Schedule 5.18, none of the customers to whom the Companies sold infrared temperature measurement systems, devices and ancillary equipment at any time since March 1, 2002, whether or not the Companies' 10 largest customers, has cancelled or otherwise terminated, or, to the knowledge of the Founders, threatened to cancel or otherwise terminate, its relationship with the Companies or materially reduced, or to the knowledge of the Companies and the Founders, has threatened to materially reduce, its business with the Companies. Neither any of the Companies nor any of the Founders has received any notice and none of them has knowledge or reason to believe that any customer intends to cancel or otherwise modify its relationship with the Companies on account of the transactions contemplated hereby or otherwise.

5.19  Litigation and Complaints

      5.19.1 The Companies are not engaged in any litigation or arbitration proceedings, and there are no such proceedings pending or threatened against or by any of the Companies. To the best of the Founders' knowledge, there are no matters or circumstances which are likely to give rise to any litigation or arbitration proceedings by or against the Companies.

      5.19.2 The Companies are not subject to any investigation, inquiry or enforcement proceedings or processes by any governmental, administrative or regulatory body, and to the best of the Founders' knowledge, the Founders are not aware of anything which is likely to give rise to any such investigation, inquiry, proceedings or process.

5.20  Licenses and Compliance with Laws

      The respective operations of the Companies have been conducted in compliance with applicable laws, their respective articles of association, and applicable regulations, judgments, orders and the like. Each of the Companies has all necessary licenses and permits required for the operation of its business; each such license and permit is in full force and effect; no violations are or have been recorded in respect of any such existing licenses or permits and remain uncorrected; no proceeding is pending which seeks the revocation or limitation of any such existing licenses or permits or that might prejudice their renewal; and no grounds exist for revocation of, or for the commencement of limitation proceedings with respect to, any of such licenses or permits.

5.21  Employees

      5.21.1 Schedule 5.21.1 describes the material particulars of the employment of each of the Companies' respective employees. Schedule 5.21.1 also sets forth all outstanding offers (whether accepted or not) of employment made to any person by any of the Companies.

      5.21.2 Schedule 5.21.2 describes the material particulars of any agreement for the provision of consulting services to any of the Companies by any person.

      5.21.3 Except as set out in Schedule 5.21.3, no current employee of any of the Companies has given, or has been given, notice of termination of his employment or has indicated an intention to terminate his employment.

      5.21.4 Except as otherwise provided on Schedule 5.21.4, there is no scheme in operation by or in relation to the Companies under which any employee or other person is entitled to a commission or remuneration of any other sort arising in relation to the level of and/or calculated by reference to the whole or part of the turnover, profits or sales of the Companies.

      5.21.5 Except for statutory obligations under the Termination Protection Act (Kundigungsschutzgesetz), the Labor Management Relations Act (Betriebsver-fassungsgesetz) and the Statute for the Protection of Handicapped Persons (Schwerbehindertengesetz), the Companies have no obligation to make any severance payment or pay any compensation for loss of office or employment or a redundancy payment to any present or former employee (including directors) or other payment beyond payment of salary during the period of the notice of termination pursuant to applicable law and no such sums have been paid since the respective Accounts Dates of each of the Companies.

      5.21.6 The Companies have in all material respects complied with their obligations to their respective employees and former employees and any relevant trade union or other employee representative body. No claim has been made or threatened against any of the Companies or against any person to whom the Companies are or may be liable for compensation or indemnification and, to the best of the Founders' knowledge, no inquiry or investigation has been made or threatened by any governmental body or authority in respect of any matter relating to any application for employment by any person or the employment or termination of employment of any person, and the Sellers are not aware of any circumstance which may give rise to any such claim or investigation.

      5.21.7 During the twelve month period which preceded the date of this Agreement, none of the Companies (a) gave notice of any redundancies to any Governmental Entity or commenced discussions with appropriate employee representatives in connection with any proposed redundancies, and (b) failed to comply with any obligation, whether legal or otherwise, to engage in such discussions.

      5.21.8 Schedule 5.21.8 sets forth a complete list of all "employee benefit plans" including, but not limited to, employment contracts, bonus, pension, profit sharing, deferred compensation, incentive compensation, excess benefit, stock, stock option, severance, termination pay, change in control or other employee benefit plans, programs or arrangements, including those providing medical, dental, vision, disability, life insurance and vacation benefits (other than those required to be maintained by law), whether written or unwritten, qualified or unqualified, funded or unfunded, foreign or domestic, currently maintained, or contributed to, or required to be maintained or contributed to, by any of the Companies (each of which is referred to as a "Benefit Plan" and all of which are collectively referred to as the "Benefit Plans").

      5.21.9 Each of the Companies has made all payments or contributions, as required by each of the Benefit Plans, applicable law and generally accepted accounting practices in such aggregate amounts as are sufficient to cover the full amount of all liabilities, calculated as at the respective Accounts Dates of each of the Companies, in respect of the present and former directors, officers and employees of the Companies. Such payments and/or contributions and the respective obligations of the Companies under their respective Benefit Plans have been recorded in their respective Accounts or have been reflected in the notes thereto.

      5.21.10 No event has occurred and, to the knowledge of the Founders, there exists no condition or set of circumstances in connection with which any of the Companies is or would reasonably be expected to be subject to any material liability under the terms of any Benefit Plan, employment contract or any applicable law, rule or regulation, domestic or foreign. No statement, either written or oral, has been made by any of the Companies to any person with regard to any Benefit Plan that was not in accordance with the terms of the Benefit Plan and that would have a Material Adverse Effect.

      5.21.11 Except for the Shop Agreement identified in Schedule 5.21.11, none of the Companies is a party to or bound by any collective bargaining, shop or similar agreements.

      5.21.12 All Social Security Contributions of any of the Companies which shall be due and payable prior to Closing have been paid or shall be paid prior thereto in accordance with the applicable laws and statutes.

      5.21.13 Except as otherwise disclosed on Schedule 5.21.13, none of the Companies is subject to any obligation to pay remunerations under the Employee Inventions Act (Arbeitnehmererfindungsgesetz) and there are no circumstances on the basis of which any employee of any of the Companies could raise such a claim against any of the Companies.

5.22  Environmental

      5.22.1 For purposes of this Agreement, the term "Environmental Permit" means any permit, license, approval or other authorization issued under any Environmental Law (as defined below).

      5.22.2 None of the Companies and none of their respective properties, assets, businesses, and operations requires any Environmental Permit that is material to the business conducted respectively by each of the Companies, and each of the Companies and their respective properties, assets, businesses and operations is, and has been, in compliance with all applicable Environmental Laws (as defined below) and all non-material Environmental Permits, except for such violations as would not, individually or in the aggregate, have a Material Adverse Effect. The term "Environmental Laws" means any federal, state, local or foreign statute, code, ordinance, rule, regulation, policy, guideline, technical instruction, permit, consent, approval, license, judgment, order, writ, decree, injunction or other authorization, including the requirement to register underground storage tanks, relating to: (i) releases or discharges of "Hazardous Material" (as such term may be defined under any of the statutes identified below) into the environment or any structure, including into air, ambient air, soil, soil gas, sediments, land surface or subsurface, buildings or facilities, surface water, groundwater, publicly-owned treatment works, septic systems or land; or (ii) the generation, treatment, storage, recycling, disposal, use, handling, manufacturing, transportation, distribution in commerce, or shipment of Hazardous Material.

      5.22.3 No Environmental Claims or Environmental Liabilities (as such terms are defined below) are being asserted against any of the Companies and none of the Companies is aware of any acts, omissions, facts, or circumstances which would so subject it, arising from or based upon any act, omission, event, condition or circumstance occurring or existing on or prior to the date hereof or for which any of the Companies is responsible, including any such Environmental Claims or Environmental Liabilities arising from or based upon the present or former ownership or the present or former operation of assets, businesses or properties of any of the Companies which, if adversely determined, would individually or in the aggregate have a Material Adverse Effect. None of the Companies has received any notice of any violation of any Environmental Law or Environmental Permit or any Environmental Claim in connection with its present or former assets, properties, businesses or operations. No environmental assessment reports have been prepared by, or on behalf of, any of the Companies since January 1, 1997 (or earlier for any such matter which is unresolved) regarding the environmental condition of any of the Companies' properties or the environmental compliance of any of the Companies. The term "Environmental Claim" means any third party (including claims of Governmental Entities, employees or other private parties) action, lawsuit, claim, investigation proceeding which seeks to impose liability for (i) noise; (ii) pollution or contamination of the air, ambient air, surface water, ground water, soil, soil gas or any structure, building or facility; (iii) Hazardous Materials Management; (iv) exposure to Hazardous Material; (v) the safety or health of employees, consumers, customers or vendors; or (vi) any violation of any Environmental Law or Environmental Permit. The term "Environmental Liabilities" includes all costs arising from any Environmental Claim or violation or alleged violation or circumstance or condition which would give rise to a violation or liability under any Environmental Permit or Environmental Law under any theory of recovery, at law or in equity, and whether based on negligence, strict liability or otherwise, including but not limited to: remedial, removal, response, abatement, investigative, monitoring, personal injury and damage to property, and any other related costs, expenses, losses, damages, investigatory remediation or monitoring costs, penalties, fines, liabilities and obligations, including reasonable attorney's fees and court costs.

5.23  Insurance

      Schedule 5.23 is a correct and complete list and description, including policy numbers, of all fire and hazard, general liability, products liability, completed operations and workers' compensation insurance policies owned or held by the Companies or otherwise covering the Companies, their respective employees or assets. Such policies are in full force and effect, and the Companies are not in default under any of them. Such insurance is of the kind and in the amount not less than customarily obtained by entities of established reputation engaged in the same or similar business as the businesses respectively conducted by the Companies, and similarly situated to them. None of the Companies has received any notice of non-renewal, cancellation or intent to cancel, intent not to renew or intent to increase premiums or deductibles with respect to such insurance policies or, to the best knowledge of the Founders, is there any basis for any such action. Schedule 5.23 also contains a list of all pending claims with any insurance company and any instances within the previous three years of a denial of coverage of the Companies by any insurance company.

5.24  No Illegal or Improper Transactions

      None of the Companies, none of the Sellers and none of the Companies' respective directors, officers or employees has, directly or indirectly used funds or other assets of the Companies, or made any promise or undertaking, for (a) illegal contributions, gifts, entertainment or other expenses relating to political activity; (b) illegal payments to or for the benefit of governmental officials or employees, whether domestic or foreign; (c) illegal payments to or for the benefit of any person, firm, corporation or other entity, or any director, officer, employee, agent or representative thereof; or (d) the establishment or maintenance of a secret or unrecorded fund; and there have been no false or fictitious entries made in the books or records of the Companies.

5.25  Tax

      5.25.1 Except to the extent disclosed in Schedule 5.25.1, all tax returns, notices, computations and other documents relating to any Tax required by law to be filed by any of the Companies prior to Closing have been duly and properly filed and all requests from any Taxation Authority pertaining to any of such filings have been duly and properly answered. Except to the extent disclosed in Schedule 5.25.1, all returns, notices, computations and other documents and responses, relating to any taxable year challenged or which still may be challenged by the Taxation Authorities, are true and accurate, are not subject of any material dispute, and to the best knowledge of the Founders, are not likely to become subject to any material dispute.

      5.25.2 Each Tax with respect to each of the Companies which shall be due and payable prior to Closing has been paid or shall be paid prior. No assessments for Taxes have been made or proposed which have not been provided for in the accounts of the Companies. All Tax relating to the period up to and including the respective Accounts Dates of each of the Companies, whether due and payable or not, have been paid or accounted for in the Accounts.

      5.25.3 The Companies have not paid or become liable to pay, and there are not any circumstances which, to the best knowledge of the Founders, are likely to arise prior to Closing by reason of which any of the Companies is likely to become liable to pay, any penalty, fine, surcharge or interest to any Taxation Authority.

      5.25.4 Except to the extent otherwise disclosed on Schedule 5.25.4, none of the Companies has suffered any on-site investigation, audit or visit by any Taxation Authority during the period between January 1, 1997 and the date of this Agreement; and Founders are not aware, to the best of their knowledge, of any such investigation, audit or visit planned for the next twelve months.

      5.25.5 Neither any of the Companies nor the Purchaser shall become liable for the payment of any Tax solely by virtue of the execution and/or closing of this Agreement.

      5.25.6 No transactions or arrangements involving any of the Companies shall have taken place prior to Closing which are such that any Tax provision relating to transfer pricing is likely to be invoked by a Taxation Authority. Except as provided in the Accounts, the Companies have no liability as of their respective Accounts Dates to Taxation on income or gains except in respect of and to the extent of income and profits actually received, nor shall any arrangements prior to Closing exist which might give rise to such a liability.

      5.25.7 The Companies are not and will not become liable to Tax, other than Tax which shall have been paid or provided for prior to the Closing, on any transfer between any of the Sellers, of shares in the Companies prior to Closing.

      5.25.8 The Companies are not and will not become liable to Tax, based on circumstances prior to Closing, other than Tax which shall have been paid or provided for prior to Closing, in respect of the agreements set forth under Schedule 5.21.2 or any previous agreement for the provision of consulting services.

5.26  Brokers

      Neither of the Companies nor any of the Sellers has (i) incurred any obligation or liability, contingent or otherwise, for brokers' or finders' fees or commissions in connection with the transactions contemplated by this Agreement or (ii) made any statement or representation or entered into any discussion which could give rise to any such obligation or liability.

5.27  Indebtedness etc between the Sellers and the Companies

      5.27.1 There is no indebtedness due from the Sellers, any Close Relative or any affiliated person to the Companies that shall not have been satisfied in full on or prior to the Closing Date.

      5.27.2 None of the Companies has given any guarantees or indemnities in respect of any liabilities of the Sellers, any Close Relative or any affiliated person.

      5.27.3 Schedule 5.27.3 sets forth, with respect to each loan made by any of the Sellers to any of the Companies, the unpaid principal amount thereof and any accrued but unpaid interest thereon, Pre-Closing Accounts Date, the interest rate payable with respect thereto, the maturity date thereof and the terms of repayment applicable thereto. Except for the
      Section 5.27.3 Indebtedness, there is no indebtedness due from any of the Companies to any of the Sellers, or to any Close Relative or affiliate of any of the Sellers, that shall not have been satisfied in full on or prior to the Closing Date.

      5.27.4 Except as disclosed on Schedule 5.27.4, there are no guarantees and indemnities given by the Sellers, or any Close Relative or affiliate of the Sellers in respect of any liabilities of the Companies.

5.28  Acquisition of Mikron Shares for Investment Purposes

      5.28.1 Each of the Sellers who shall acquire any of the Mikron Shares pursuant to Section 3.2.2 acknowledges that he or she has been furnished with copies of Mikron's Annual Report on SEC Form 10-KSB for its fiscal year ended October 31, 2001, Mikron's Quarterly Reports on SEC Form 10-QSB for its fiscal quarters ended January 31, 2002, April 30, 2002 and July 31, 2002, and such other documents, materials and information as such Seller deemed necessary or appropriate for evaluating his or her decision to receive some or all of the Mikron Shares as partial consideration of the Purchase Price payable to him or her pursuant to Section 3.1 hereof. Such Seller confirms that he or she has made such further investigation of Mikron as was deemed appropriate to evaluate the merits and risks of his or her decision to acquire the Mikron Shares to be delivered to him or her. Such Seller further acknowledges that he or she has had the opportunity to ask questions of, and receive answers from, the directors and officers of Mikron, and persons acting in Mikron's behalf, concerning the terms and conditions pertaining to his or her receipt of such shares.

      5.28.2 Such Seller represents that he or she is acquiring the Mikron Shares to be delivered to him or her hereunder for his or her own account with the present intention of holding such securities for purposes of investment, and that he or she has no intention of selling such securities in a public distribution in violation of the federal securities laws of the United States of America.

      5.28.3 Such Seller is not a "U.S. person" as such term is defined by the provisions of Regulation S promulgated by the SEC under the Securities Act ("Regulation S").

      5.28.4 Such Seller understands that (a) the Mikron Shares that he or she shall be acquiring hereunder are "Restricted Securities," as defined in Regulation S; (b) such securities have not been registered under the Securities Act, and are being issued in reliance on exemptions for "offshore" private offerings contained in Section 4(2) of the Securities Act and the provisions of Regulation S; (c) the Mikron Shares may not be re-offered or resold except through a valid and effective registration statement or pursuant to a valid exemption from the registration requirements under the Securities Act; and (d) until such time as such Seller's Mikron Shares become eligible for sale by him or her, either pursuant to the registration of such shares under the Securities Act, or pursuant to a valid exemption from such registration, the certificates evidencing such Seller's ownership of those Mikron Shares shall contain the following legend:

            "The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended (the "Act"). The transfer of the securities represented by this certificate is subject to the conditions specified in the share sale and purchase agreement, dated as of November 22, 2002, among Hohenstaufen Zweihundertsechsundzwanzigste Vermogensverwaltungs GmbH, Mr. Hermann Schlosser and others and Mikron Infrared, Inc. Hedging transactions involving the securities represented by this certificate may not be conducted unless in compliance with the Act and transfer of such securities is prohibited, except pursuant to the provisions of Regulation S promulgated under the Act, a registration of such securities under the Act or pursuant to an available exemption from such registration under the Act."

      5.28.5 Such Seller is fully aware of the restrictions on sale, transferability and assignment of the Mikron Shares, and that he or she must bear the economic risk of retaining ownership of such securities for an indefinite period of time. Such Seller is aware that (a) the Mikron Shares will not be registered under the Securities Act; and (b) because the issuance of the Mikron Shares has not been registered under the Securities Act, an investment in the Mikron Shares cannot be readily liquidated if such Seller desires to do so, but rather may be required to be held indefinitely.

6.    REPRESENTATIONS AND WARRANTIES OF THE PURCHASER AND MIKRON

      The Purchaser and Mikron hereby give the following representations and warranties to the Sellers. Unless otherwise specifically stated, the representations and warranties shall be true and accurate as of the date of Closing.

6.1   Power and Authority of the Purchaser

      6.1.1 The Purchaser is a limited liability corporation (Gesellschaft mit beschrankter Haftung) duly organized and validly existing under the laws of the Federal Republic of Germany.

      6.1.2 The Purchaser has full power and authority to purchase the Shares and to perform all other undertakings hereunder and the execution and performance of this Agreement. The execution, delivery and performance of this Agreement and all related agreements, documents and instruments, and the consummation of the transactions contemplated herein and therein have been duly and validly authorized by all necessary corporate action on the part of the Purchaser. This Agreement has been duly and validly executed by the Purchaser, and, assuming this Agreement constitutes a valid and binding obligation of Mikron and the Sellers, this Agreement constitutes a valid and binding agreement of the Purchaser, enforceable against the Purchaser in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

6.2   Power and Authority of Mikron

      6.2.1 Mikron is a corporation duly organized, validly existing, and in good standing under the laws of the State of New Jersey, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its properties and assets. Mikron is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its assets or the nature or conduct of its business requires it to be so qualified or licensed. Mikron has all requisite corporate power and authority to execute and deliver this Agreement and each instrument to be executed and delivered by Mikron in connection with the Closing, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and each instrument required hereby to be executed and delivered by Mikron prior to or at the Closing and the performance of its obligations hereunder and thereunder and the consummation by Mikron of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Mikron, and no other corporate proceedings on the part of Mikron are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed by Mikron, and, assuming this Agreement constitutes a valid and binding obligation of Purchaser and the Sellers, this Agreement constitutes a valid and binding agreement of Mikron, enforceable against Mikron in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

6.3   Consents and Approvals

      The execution and performance of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the provisions of this Agreement will not (a) conflict with or violate the Certificate of Incorporation or Bylaws of Mikron or the deed of foundation or the articles of association of the Purchaser, (b) conflict with or violate any statute, ordinance, rule, regulation, judgment, order, writ, injunction, decree or law applicable to Mikron or the Purchaser, or by which any of them or any of their respective properties or assets may be bound or affected, or (c) result in a violation or breach of or constitute a default (or an event which with or without notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in any loss of any benefit under, any contract, agreement or arrangement to which Mikron or the Purchaser is a party, or the creation of Liens on any of the property or assets of Mikron or the Purchaser. No consent, approval, order or authorization of, or registration, declaration or filing with, any federal, state or local government or any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign (a "Governmental Entity"), is required by Mikron or the Purchaser in connection with the execution of this Agreement by Mikron and the Purchaser or the consummation by them of the transactions contemplated hereby, except for consents, approvals, orders, authorizations, registrations, declarations or filings, the failure of which to obtain would not individually or in the aggregate have a Material Adverse Effect.

6.4   Capital Stock

      The authorized capital stock of Mikron consists of 15,000,000 shares of common stock, $.003 par value per share, of which 4,288,200 shares are issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of Mikron's capital stock are, and will be, duly and validly issued and outstanding and fully paid and non-assessable. None of the outstanding shares of Mikron's capital stock has been, and none of the shares of Mikron's capital stock to be issued hereunder will be, issued in violation of any preemptive rights of the current or past shareholders of Mikron. Except as set forth in Schedule 6.4, other than Mikron's common stock, there are no shares of any other class of capital stock or other equity securities of Mikron outstanding and no outstanding equity rights, including securities convertible into or exchangeable for capital stock, of Mikron. All outstanding securities of Mikron were issued in compliance with applicable federal and state securities laws.

6.5   SEC Filings; Financial Statements

      6.5.1 Mikron has timely filed since November 1, 1999, and made available to Sellers, all reports, proxy solicitation materials and other documents that Mikron has been required to file with the SEC pursuant to the Exchange Act, and the rules and regulations promulgated by the SEC thereunder (the "Mikron SEC Documents"). The Mikron SEC Documents (i) at the time filed, complied in all material respects with the applicable requirements of the Exchange Act and other applicable laws and (ii) did not, at the time they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Mikron SEC Documents or necessary in order to make the statements in such Mikron SEC Documents, in light of the circumstances under which they were made, not misleading.

      6.5.2 Except to the extent disclosed on Schedule 6.5.2, each of the Mikron Financial Statements (including, in each case, any related notes) contained in the Mikron SEC Documents complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim statements, as permitted by Form 10-QSB of the SEC), and fairly presented in all material respects the consolidated financial position of Mikron and its subsidiaries as at the respective dates and the consolidated results of operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not material in amount or effect.

6.6   Absence of Undisclosed Liabilities

      Mikron has no liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect, except liabilities which are accrued or reserved against in the consolidated balance sheets of Mikron as of October 31, 2001 and July 31,

      2002, included in the Mikron Financial Statements delivered prior to the date of this Agreement or reflected in the notes thereto. Mikron has not incurred or paid any liability since July 31, 2002, except for such liabilities incurred or paid (i) in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect or
      (ii) in connection with the transactions contemplated by this Agreement.

6.7   Absence of Certain Changes or Events

      Since July 31, 2002, except as disclosed in the Mikron Financial Statements delivered prior to the date of this Agreement, (i) there have been no events, changes or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect, and (ii) Mikron has not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of Mikron provided in this Agreement

6.8   No Litigation

      There is no judicial or administrative action, proceeding, investigation or arbitration, civil or criminal, pending or, to the best of Mikron's or the Purchaser's knowledge, threatened, or any order, injunction or decree outstanding, against Mikron or the Purchaser.

7.    INDEMNIFICATION - GENERAL

7.1   Breach of the Warranties

      7.1.1 If and to the extent any of the representations and warranties set forth in Article 5 is incorrect or not complied with, the legal consequences set forth in this Article 7 shall apply. The Parties acknowledge that the legal consequences set forth in this Article 7 and the representations and warranties set forth in Article 5 are homogeneous with and an inseparable part of, this Agreement.

      7.1.2 If any of the representations and warranties set forth in Article 5 is incorrect or not complied with, then Purchaser:

            (a) shall not be entitled to rescind this Agreement in accordance with Sections 437 para 2, 440, 323 and 326 para 5 of the German Civil Code ("Rucktritt"); and

            (b) shall be entitled to request from Sellers and/or Founders as the case may be, depending on the particular representations and warranties which are incorrect or not complied with, repayment (reduction of the Purchase Price in the meaning of Section 441 of the German Civil Code under replacement of Section 441 para. 3 of the German Civil Code by the calculation method set forth in this sentence) of such portion of the Purchase Price that will be necessary to put Purchaser or, at the Purchaser's option, whichever of the Companies shall be affected, into the position it would have been in if the respective representation and warranty had been correct or had been complied with, including the compensation of any damages, cost, loss or expense incurred by the affected company or the Purchaser as the case my be. The preceding sentence shall apply whether or not the representation and warranty which is incorrect or not complied with relates to a condition (Beschaffenheit) of any of the Companies.

7.2   Purchaser Claims

      7.2.1 As promptly after discovery of any breach or non-fulfillment of any of the Warranties as possible, Purchaser shall notify Sellers' Representative of an asserted claim for reduction of the Purchase Price under this Article 7. Such notice shall include a summary of the facts upon which any claim of breach or non-fulfillment by Sellers or Founders, as the case may be, of any of the Warranties is based and the amount involved, to the extent that such amount has been determined at the time when such notice is given (a "Purchaser Claim"). Without prejudice to the validity of the Purchaser Claim or alleged claim in question, Purchaser shall allow, and shall cause the Companies to allow, Sellers or Founders, as the case may be, and their accountants and their professional advisors to investigate the matter or circumstance alleged to give rise to such Purchaser Claim, and whether and to what extent any amount is payable in respect of such Purchaser Claim and, for such purpose, Purchaser shall give and shall cause the Companies to give such information and assistance, including access to Purchaser's and the Companies' premises and personnel and including the right to examine and copy or photograph any assets, accounts, documents and records, as Sellers or Founders respectively or their accountants or professional advisors may reasonably request.

7.3   Several Liability

      Subject to the limitations and conditions set forth in this Article 7 and in Article 5, the Sellers and Founders shall be severally but not jointly liable for any breach of the Warranties, for the repayment of the Purchase Price and/or for any claim for the reduction of the Purchase Price.

7.4   Limitation of Liability

      7.4.1 The liability of the Sellers shall be limited as follows:

            (a) The Sellers shall have no liability in respect of any breach or breaches of the Warranties unless the amount of the liability in respect of such breach or breaches exceeds in aggregate the sum of
            (euro)30,000 in which case (subject to the other provisions of this Section 7.4.1) the whole amount of the liability shall be payable.

            (b) Purchaser agrees that (i) from and after the Closing Date, it shall cause the Company to maintain in effect for not less than two years from the Closing Date one policy of liability insurance covering the Company for aggregate losses of up to(euro)1,000,000 that the Company may incur as a result of Environmental Claims or Environmental Liabilities based on a potential contamination of the site encompassing the Company's premises located at Krifteler Str. 32, 60326 Frankfurt; and (ii) the Founders shall have no liability in respect of the Warranties contained in Section 5.22 unless and until the aggregate amount of such losses exceeds the total amount of coverage available under such policies.

            (c) Liability in respect of the Warranties shall terminate:

                  (i) in respect of matters contained in Section 5.4 (Title), six months after the date the respective statute of limitation for such matters runs;

                  (ii) in respect of matters contained in Section 5.22 (Environmental), the fifth anniversary of the Closing Date; or if, prior to that date, any of the Companies ceases to occupy the land, buildings and other facilities presently occupied by each of them (each an "Affected Premises"), the Founders' liability for breach of any of the Warranties contained in
                  Section 5.22 with respect to each Affected Premises shall terminate six months after the date when such occupation terminates; (iii) in respect of matters contained in Section
                  5.25 (Tax) six months after the date the respective statute of limitations for such matters runs, or six months after the final assessment of any Taxes following a tax audit (Betriebsprufung) for the respective Tax and the respective period, whichever first occurs; and

                  (iv) on the second anniversary of the Closing Date in respect of all others matters contained in Section 5; except in respect of any claim of which notice, as provided in Section
                  7.2.1 is given to the Sellers' Representative before that date.

            (d) The Sellers shall not be obligated to pay any amount to the extent any (i) specific allowance, provision or reserve is made in the Accounts in respect of the matter giving rise to a claim of liability; or (ii) any allowances, provisions or reserves are made in the Accounts in respect of other matters but are not needed for the purposes for which they have been established.

            (e) The liability of Mr. Schlosser, Mr. Breternitz and each of the other Sellers for payment of any amount or amounts that he or she may become obligated to pay pursuant to Article 7 and/or 8 hereof shall not exceed, in the aggregate:

            (i) as to Mr. Schlosser, the sum of the amount of the Purchase Price that he shall receive pursuant to Section 3.2.1 and Mr. Schlosser's Deferred Purchase Price if and to the extent Mr. Schlosser's Deferred Purchase Price has become due and payable or already been paid;

            (ii) as to Mr. Breternitz, the sum of the amount of the Purchase Price that he shall receive pursuant to Section 3.2.1 and Mr. Breternitz's Deferred Purchase Price if and to the extent Mr. Breternitz's Deferred Purchase Price has become due and payable or already been paid; and

            (iii) as to any of the other Sellers, the amount of the Purchase Price that he or she shall receive pursuant to Section 3.2.1.

      7.4.2 If any deficiency, damage, cost, loss or expense incurred by any of the Companies or the Purchaser, as the case may be, in respect of the breach of any of the Warranties generates a Tax credit, loss or deduction with respect thereto for any of the Companies, the amount of the reduction of the Purchase Price or the indemnity to be paid by the Founders shall be reduced by an amount equal to the actual reduction in Tax that the Companies shall be entitled to receive.

      7.4.3 Sellers or Founders respectively shall not be liable for, and Purchaser shall not be entitled to bring any Purchaser Claim or any other claim under or in connection with this Agreement if and to the extent that:

            (a) the amount of the Purchaser Claim is recovered from a third party or under an insurance policy in force on the Closing Date;

            (b) the Purchaser Claim results from a failure of Purchaser or the Companies to mitigate damages;

            (c) the matter to which the Purchaser Claim relates was known to Purchaser on or prior to the Closing Date, or would have been known by Purchaser on or prior to such date, but for the gross negligence of its employees, representatives or advisors; or

            (d) the Purchaser Claim results from or is increased by the passing of, or any change in, after the Closing Date, any law, statute, ordinance, rule, regulation, common law rule or administrative practice of any government, governmental department, agency or regulatory body including (without prejudice to the generality of the foregoing) any increase in the rates of taxes or any imposition of taxes or any withdrawal or relief from taxes not actually (or prospectively) in effect on the Closing Date.

7.5   Defending Third Party Claims

      If the Companies or Purchaser are sued or threatened to be sued by a third party, including without limitation any government agencies, or if the Companies or Purchaser are subjected to any audit or examination by any Tax Authority (in each case, a "Third Party Claim"), which may give rise to a Purchaser Claim, Purchaser shall give Sellers' Representative prompt notice of such Third Party Claim. Purchaser shall ensure that Sellers or Founders, as the case may be, shall be provided with all materials, information and assistance relevant in relation to the Third Party Claim, be given reasonable opportunity to comment or discuss with Purchaser any measures which Sellers or Founders would propose that Purchaser take or omit in connection with a Third Party Claim, and in particular Sellers or Founders, as the case may be, shall be given an opportunity to comment on, and assist, at their sole cost and expense, Purchaser in connection with its response to, opposition of or defense of any Third Party Claim. No admission of liability shall be made by or on behalf of the Purchaser or of the Companies and the Third Party Claim shall not be compromised, disposed of or settled without the written consent of Sellers or Founders, as the case may be, which consent shall not be unreasonably delayed or withheld. Further, Sellers or Founders, as the case may be, shall be entitled to retain counsel, at their sole cost and expense, to represent their respective interests in connection with, but not to direct or control Purchaser's response to, opposition of or defense of any Third Party Claim.

8.    TAX INDEMNITY

8.1 The Founders hereby severally but not jointly undertake and covenant to pay to the Purchaser, as a reduction of the Purchase Price:

      8.1.1 such amount as shall be necessary to indemnify any of the Companies against any and all liabilities for Taxes other than Taxes levied on the income of the Companies for the period up to the Closing Date, or Taxes levied on the income of the Companies for the period up to and including the Pre-Closing Accounts Date to the extent such Taxes

            (a) are not paid up to such date or reserved against in the Pre-Closing Accounts;

            (b) result from a reduction in the Tax refund underlying the Contingent Payment; or

            (c) result from any assessment for Taxes imposed upon any of the Companies for the period up to the Pre-Closing Accounts Date and such assessment is caused by the pure shift of taxable income into different Tax years (Phasenverschiebung); and

      8.1.2 an amount equal to all penalties and interest relating to such liabilities for Taxes, and all costs and expenses reasonably and properly incurred by the Purchaser in claiming any amount under this Article 8.

8.2 The amount of such reduction in the Purchase Price shall be reduced by the net present value of the Tax savings related to the matter for which indemnification is sought which will occur for a period after the Pre-Closing Accounts Date, calculated by application of a discounting factor of 5 %.

8.3 This Article shall also apply in the event that any of the Companies would have been assessed for Taxes but is not assessed for such taxes because of any Tax losses of any of the Companies. The amount of the reduction of the Purchase Price in such event shall be equal to the amount of Taxes which would have been assessed discounted for five years using the discounting factor as set forth above.

8.4   If the Founders become liable in respect of the same Tax amount under this
      Article 8 and also under Section 5.25 and/or Article 7, Purchaser shall be entitled to claim and receive a recovery only once, and such recovery shall be governed by the provisions of this Article 8.

8.5 Any Tax refund of the Companies, either paid to the Companies or offset against any Tax liability of the Companies, is for the benefit of the Sellers and shall be credited against any liability of the Sellers under this Agreement or, if such liability does not exist at the date of the refund, be paid to the Sellers.

8.6 Sections 7.3, 7.4 and 7.5 shall be applied with respect to any payment obligation of the Founders under this Article 8.

9.    GUARANTEE

      Mikron hereby guarantees the prompt fulfillment of the obligations of the Purchaser under this Agreement and agrees to make payment to the Sellers under this Guarantee at Sellers' first demand, if Sellers simultaneously state in writing that Purchaser has not performed any of its obligations hereunder when due.

10.   NOTICES

10.1 All notices and other communications hereunder shall be in writing and shall be deemed given if sent by facsimile transmission (if receipt is electronically confirmed) or by a prepaid overnight courier service (if receipt is confirmed in writing) addressed to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

      (a)   In the case of the Sellers:

            Mr. Hermann Schlosser
            Kaiser-Friedrich-Promenade 149
            D-61352 Bad Homburg v.d.H.
            Germany

            with a copy to

            CMS Hasche Sigle
            Friedrich-Ebert-Anlage 44
            D-60325 Frankfurt am Main,
            Germany
            Attention: Dr. Christoph Schucking
            Facsimile: + 49 69 71701220

      (b)   In the case of the Purchaser or Mikron:

            Mikron Infrared, Inc.
            16 Thornton Road
            Oakland, New Jersey 07436
            Facsimile: + 1 201 405 0090
            Attention: Chief Executive Officer

            with a copy to

            Arent Fox Kintner Plotkin & Kahn, PLLC
            1675 Broadway
            New York, New York 10019
            Facsimile: + 1 212 484 3990
            Attention: Steven D. Dreyer, Esq.

11.   MISCELLANEOUS

11.1 This Agreement, including the Schedules hereof and the Exhibits hereto, contain the entire agreement of the parties hereto with respect to the subject matter contained herein and therein. All prior negotiations and agreements between the parties hereto with respect to the transactions provided for herein are superseded by this Agreement. 11.2 No waiver of any of the provisions of this Agreement shall be effective against any party to this Agreement unless reduced in writing and duly signed by such party. The waiver by any party of any right hereunder or of any breach of any of the terms hereof or defaults hereunder shall not be deemed a waiver of any other rights or any subsequent breach or default, whether of the same or of a similar nature, and shall not in any way affect the terms hereof except to the extent of such waiver.

11.3 This Agreement can not be amended or modified unless made in writing and duly signed by or on behalf of the Sellers and the Purchaser. The provisions of the immediately preceding sentence shall not apply to the extent that a notarial recording of any amendment or modification may be required in connection with the consummation of the transactions contemplated hereby. In such event, the required amendment or modification shall be specifically approved in writing by the Sellers and the Purchaser and then notarially recorded.

11.4 Wherever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law and in such a way as to, as closely as possible, achieve the intended economic effect of such provision and this Agreement as a whole, but if any provision contained herein is, for any reason, held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such provision or any other provisions hereof, unless such a construction would be unreasonable.

11.5 This Agreement may not be transferred, assigned, pledged or hypothecated by any party hereto, other than by operation of law, except that the Purchaser may assign this Agreement to any of its affiliates. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assignees.

11.6 Except as otherwise expressly provided in this Agreement, each party shall pay its, his or her own and its, his or her own advisers' fees and expenses (including financial and legal advisors) incurred in connection with the negotiation, execution and closing of this Agreement or the transactions contemplated herein and the Sellers shall bear the fees and expenses of the Companies incurred in connection with the negotiation, execution and closing of this Agreement. All notarial fees that may become payable with respect to the execution and recording of this Agreement, any amendment to or modification of this Agreement, and any additional instruments pertaining or ancillary to this Agreement that may be executed prior to, at or after the Closing, shall be borne solely by the Purchaser.

11.7 None of the Sellers or the Companies shall make any disclosure regarding the terms or conditions of this Agreement or the transfer and sale of the Companies to Purchaser without the Purchaser's prior written consent, which consent shall not be unreasonable withheld or delayed.

11.8 No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right.

11.9 The Sellers and each of them hereby appoint Hermann Schlosser as their duly authorized representative in their name and on their behalf to act in any matter in which the Sellers may act as indicated in this Agreement, including without limitation any matter to be taken on, as a condition for or otherwise in relation to Closing.

11.10 This Agreement may be executed in any number of counterparts (Ausfertigungen), each of which will be considered an original instrument, but all of which together will be considered one and the same agreement.

12.   GOVERNING LAW AND DISPUTES

12.1 This Agreement shall be governed by and construed and enforced in accordance with the laws of the Federal Republic of Germany excluding the conflicts of laws provisions thereof and the provisions of the CISG.

12.2 Any dispute, controversy or claim arising out of or in connection with this Agreement, or the breach, termination or invalidity thereof, shall be settled by arbitration in accordance with the arbitration rules of the DIS e.V. The arbitral tribunal shall be composed of three arbitrators. The place of arbitration including the making of the award shall be Frankfurt am Main, Germany. The language to be used in the arbitral proceedings, and in all documents ands submissions made to the arbitral tribunal, shall be English. Each party to the arbitral proceedings shall bear its, his or her own and its, his or her own advisers' fees and expenses (including financial and legal advisors), provided, however, that each of the parties to such proceedings shall pay their respective pro rata shares of the fees and other charges imposed by the administrator of such proceedings.

IN WITNESS THEREOF this notarial deed including the Exhibits and Schedules hereto

- with the exception of certain balance sheets and other financial statements, lists of items, titles, rights and obligations contained in certain Exhibits and Schedules, in respect of which the persons appearing waived the right to have them read aloud and which instead have been presented to the persons appearing, were acknowledged and signed on each page by the persons appearing, and

- with the further exception of the part of Schedule E, which is attached for identification purposes only and the content of which does not form a part of the declaration of the persons appearing in notarial form, has been read aloud to the persons appearing and was confirmed and approved by the persons appearing. The persons appearing then signed this Deed. All was done at the day below written in the presence of me, the Notary Public, who also signed this Deed and affixed my official Seal.

Basel, this 22nd (twenty-second) day of November 2002 (two thousand and two)


                                               /s/ Hermann Schlosser
                                      ------------------------------------------
                                      [Hermann Schlosser, individually and as
                                      attorney-in-fact for the other Sellers]


                                               /s/ Tim Johannsen-Roth
                                      ------------------------------------------
                                      [Tim Johannsen-Roth, attorney-in-fact for
                                      Hohenstaufen Zweihundertsechsundzwanzigste
                                      Vermogensverwaltungs  GmbH and Mikron
                                      Infrared, Inc.]


                                               /s/ Stephan Cueni
                                      ------------------------------------------
                                               Stephan Cueni, Notary Public


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